QUALITY SYSTEMS, INC, #4121627
2010 FIRST QUARTER RESULTS CONFERENCE CALL
July 30, 2009, 9:00 AM ET
Chairperson:  Steven Plochocki

Operator:
Ladies and gentlemen, welcome to the 2010 First Quarter Results presentation on the 30th of July, 2009.  Throughout today's recorded presentation, all participants will be in a listen-only mode.  After the presentation, there will be an opportunity to ask questions.  If any participant has difficulty hearing the presentation, please press the star, followed by the zero on your telephone for further assistance.

I will now hand the conference over to Steve Plochocki.  Please go ahead, sir.

Steven Plochocki:
Okay, thank you Yan, and welcome everyone to the Quality Systems Fiscal 2010 First Quarter Earnings call.  With me are Paul Holt, our CFO; Donn Neufeld, the Senior Vice President of our QSI Dental Division; and Pat Cline, the President of our NextGen Division.

Please note that the comments made on this call may include statements that are forward-looking within the meaning of security laws, including, without limitation, statements related to anticipated industry trends, the Company's plans, products, perspectives and strategies, preliminary and projected, and capital equity initiatives, and the implementation of potential impact of legal, regulatory or accounting requirements.

I'll provide some opening comments and then turn it over to Paul, Donn, and Pat, in that order.  First, the Company posted record net revenues of 66.6 million in the first quarter, an increase of 21% from the 55.2 million generated during the same quarter of the prior year.  The Company reported net income of 10.3 million, down 7% when compared to net income of 11.1 million earned in the comparable quarter of the prior year.  Fully diluted earnings per share was $0.36 in the quarter, which was down 10% compared to $0.40 per share earned in the same quarter last year.

On February 17th of this year, the stimulus package for healthcare IT was signed into law.  It laid the groundwork for a positive long-term outlook for our Company and for the sector in general.  We remain very bullish on the stimulus impact as it continues to gain momentum throughout this year and into 2010.  However, in the short run, the market continues to wait for clarity and certainty on the areas of meaningful use and certification.

Our latest information tells us that the criteria for meaningful use will be published for final comment by December and formally adopted by April 2010.  The plan for certification will be finished by the end of August, and the transition process for certifying EMR providers will begin in the fall of this year.  This is what we know as of yesterday.  We continue to believe, as we have consistently stated, that material impact will begin more so in 2010 with initial pickup later this calendar year.  In the meantime, however, we are moving ahead.  We are investing in sales and marketing, training and implementation, and development.

We are using a multimedia approach to the market in terms of our marketing plan.  We're targeting physicians, community health centers, Indian health services, and commercial insurance carriers.  Some of our market-specific approaches include local and regional seminars, webinars on a regularly-scheduled basis, the development of a stimulus micro-site which keeps us up to date on all the information of the stimulus, a series of targeted direct mail campaigns throughout the remainder of this year into early next year, telemarketing approaches for follow-up and qualifying leads, an expansion of our trade show schedule, the continual development of our communication pieces for the buying market, and the routine use of email blasts to follow up on existing prospects and new customers.

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Additionally, we've established a grants resource center to help our customers understand not only federal, but state, local and other grant processes which are emerging out of the stimulus plan.  We're also expanding our leadership speaker series this fall, and we'll be carrying that into the next calendar year, as well.

We're planning our User Group meeting for November in Washington D.C., which is obviously an appropriate setting for the times.  Last year we had 2,500 attendees at our meeting.  We plan to top that mark this year.  At that meeting, we're going to host an Analyst’s Day, similar to the day we had in Horsham last year.

You know as the community health centers are starting to receive their grant monies, and that's this month, July—right now they're getting their information of the amounts they're getting and making decisions in how to utilize it.  They have a two-year process in which to do that.  And as our web hits continue to grow at a 50% growth clip and as our leads are now more than doubling on the monthly basis out of all those initiatives that we've rolled out, we are continuing to make investments in the business.

One thing that we can control is we can control our state of preparedness for this great five-year opportunity that's ahead of us.  We can't control the pace or the timing of the definition or certifying process.  That sits in the government's hands.  But by adding personnel and programs now, we will better ensure the future success of the Company and put ourselves in a better position to enhance shareholder value.

I'll now turn it over to Paul, and Paul will take us through our financials. Paul?

Paul Holt:	Thanks, Steve, and hello everybody. I'm going to start with a high level discussion, and I'm going to move onto more details about each of our divisions.

As Steve mentioned, our consolidated first quarter revenue of 66.6 million represents a 21% increase over prior year, and our EPS this quarter of $0.36 was off 10% from the $0.40 we reported a year ago.  And also as Steve mentioned, we had the most notable item is on our results, you see the system sales, which were impacted by uncertainty regarding final rules related to stimulus incentives as well as the way purchasing decisions are weighted to the timing of grant award announcements for federally qualified health centers.  And this resulted in several opportunities being pushed into the September quarter and beyond.

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We do have numerous opportunities in this space for the September quarter and beyond with many of these grant award announcements being made in this month, in July.  As Steve cited, we've increased spending in sales, marketing, implementation, development, and other critical areas in order to ramp up our capabilities to deliver on expected future volume related to the stimulus money.

Our total headcount increased by 37 FTE's during the quarter, and that was as a result of some of these investments that we've been making.  We also continue to be very optimistic about our opportunities with the upcoming stimulus.

Consolidated system sales of 21.2 million this quarter was down 15% compared to 25 million in the prior year quarter due to the issues that I just mentioned.  Our consolidated maintenance, EDI, and other service revenue rose 50% to 45.4 million compared to 30.3 million in the prior year quarter.  Excluding the revenue from our revenue cycle management businesses that we grew through acquisition, this category of revenue rose 29% compared to the prior year.

Consolidated maintenance, EDI, revenue cycle management, and other service revenue accounted for approximately 68% of total revenue this quarter versus approximately 55% a year ago.  Our consolidated gross profit margin this quarter came in at 61.2%, down from 65.2% a year ago.  The decline in our gross margin from last year was due primarily to the inclusion of revenue cycle management services at lower margins, as well as a proportional increase in EDI and other services as a percentage of our total revenue.  These services carry lower margins compared to system sales.

Our total SG&A expense increased by approximately 5.2 million to 20.5 million this quarter versus 15.3 million a year ago.  Primary drivers of this increase included additional selling and marketing expenses in advance of the stimulus plan, category expenses associated with the new revenue cycle management division, as well as other SG&A expenses in the NextGen division.  Our SG&A expense as a percentage of revenue this quarter was up to 30.7% compared to 27.6% a year ago.

And moving on to our interest and other income for the June quarter, decreased down to 136,000 compared to 374,000 a year ago, and this was driven primarily by lower interest rates earned on our cash investments.  Our effective income tax rate declined to 37.1% compared to 38.3% a year ago.  The prior year tax provision did not include a benefit for the R&D tax credit, as the reenactment of the federal R&D tax credit statute did not occur until the fourth quarter of Fiscal 2009 and therefore, we had no benefit in the prior year tax provision.

Moving to divisional performance.  System sales in the NextGen division decreased 14% to 20.6 million this quarter versus 24 million a year ago.  Continued growth in NextGen's base of installed users, as well as the revenue cycle management acquisitions, continued to drive maintenance, EDI and other revenue in that division.  Total maintenance, EDI revenue cycle, and other revenue grew 55% higher than last year at 42.2 million versus 27.2 million.  Revenue in this category excluding revenue cycle management grew 32%.

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Revenue cycle management revenue was up 360% to 9 million versus 2 million a year ago.  We continue to grow our backlog of business which has already been signed but not fully implemented, and we're encouraged by existing NextGen client interest in our revenue cycle management solutions which offers streamline claims processing and improved cash flow to practices.  We have many opportunities in the States which we are working on and believe we are well positioned to succeed in this space.

Our backlog of contracted business not yet fully implemented stood at a $6 million annual run rate as of June 30, 2009.  This translates into approximately 1.5 million in quarterly revenue, which we expect to be able to achieve once we are fully implemented with our new customers.

Our gross profit margin from revenue cycle management revenue was 27.5% this quarter versus 33.3% a year ago, primarily reflecting costs associated with transitioning to the NextGen platform, as well as some initial ramp-up costs which we are working through.  We expect to achieve improving profit margins over time as we work to achieve greater operational efficiencies and economies of scale.

Operating income in the NextGen division overall was down 3% to 19.4 million compared to 20 million a year ago.  Our QSI Dental Division reported revenue of 3.9 million compared to 4.1 million last year, and operating income for that division was 664,000.

Moving on to our balance sheet, our total unrestricted cash and marketable securities increased by approximately 7.3 million this quarter to 84.8 million, or $2.96 per share, compared to 77.6 million, or $2.72 a share, at the end of the prior quarter.  Also note that our Company paid a dividend of approximately 8.5 million, or $0.30 per share, during the quarter, and our Board has declared the $0.30 per share dividend to shareholders of record as of September 25, 2009, to be paid in early October 2009.

This quarter, our DSOs declined by 11 days compared to the prior year quarter at 127 days versus 138 days a year ago.  On a sequential basis, our DSOs increased by two days.  Our DSO drop versus last year was primarily attributed to the cumulative effect of increase in revenue cycle management revenue, which generally turns over at a faster pace compared to other revenue streams.  DSOs net of amounts included in both accounts receivable and deferred revenue was unchanged from a year ago at 88 days.  And our DSOs by division this quarter was 89 days for the QSI division and 129 for the NextGen division.

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Total deferred revenue at 1,385,000 million was down slightly by 1.6 million from the prior quarter, reflecting a slight drop in deferred service revenue.

And again, I'll give out our non-cash expenses for the quarter, which break down as follows:  Total amortization of capitalized software, 1,440,000.  That's 55,000 for QSI and 1,385,000 for NextGen.  Amortization of acquired intangibles, 357,000.  Total depreciation expense, 886,000.  That's 95,000 per QSI and 791,000 for NextGen.  Stock option compensation expense, 462,000.

And our investing activities for the quarter were as follows:  Capitalized software, 1,420,000.  That's 67,000 for QSI and 1,353,000 for NextGen.  Fixed assets, 1,669,000.  That's 40,000 for QSI and 1,629,000 for NextGen.

I want to thank everybody for their interest in our Company and for being on our call.  I'll now turn things over to Donn Neufeld, Vice President and General Manager of our QSI division.

Donn Neufeld:
Thank you, Paul.  We continue to have success with federally-funded entities purchasing the QSI electronic dental record, along with the NextGen EPM and EMR.  We had five new joint sales during the quarter.  Many of our FQAC prospects were awaiting grant approvals during the quarter.  These started being delivered in July.  We already have several of our FQAC prospects who have received their grant approvals this month.

In July, we purchased the source code for a Software-as-a-Service dental system.  This investment will enhance QSI's position in the emerging SAAS marketplace and position the division for future growth.  Our sales staffing remains unchanged from last quarter, and our pipeline is approximately 7.4 million.  Our pipeline is defined as sales situations where QSI is in the final three purchase choices and we believe that the sale will occur within 180 days.

With that, I'll turn it over to Pat Cline, President of our NextGen Division.  Pat?

Patrick Cline:
Thanks, Donn.  Hi, everyone.  During the quarter, the Company executed approximately 60 new agreements.  Interest in our Software-as-a-Service delivery model has also increased, and we've executed a number of these contracts over the last couple of months.  The size of our sales force remains steady, although we've hired a couple of people since the end of the first quarter.  Interest in our products and services continues to be on the increase with our pipeline currently sitting at over $90 million.

Thanks again to the NextGen employees, and thanks to our customers for the confidence they continue to express in the Company.

(Operator),  we're ready for questions.

Operator:
Thank you, sir.  If any participant would like to ask a question, please press the star, followed by the one on your telephone.  If you wish to cancel this request, please press the star, followed by the two.  Your questions will be polled in the order they are received.  There will be a short pause for participants register for a question.  One moment, please.

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The first question comes from the line of Charles Rhyee.  Please state your company name, followed by your question.

Charles Rhyee:	Yes, it's Oppenheimer. Can you hear me, guys?

Speaker:	Yes.

Charles Rhyee:
Okay, good.  Yes, thanks.  Just a quick question.  You know you talked about 60 new agreements in the quarter, but then you also talk about implementing a few SaaS agreements, Software-as-a-Service agreements.  Can you give me the sense on how many of maybe the 60 new agreements were in the subscription model here?

Patrick Cline:	I'm going to take a guess at it that’ll be a reasonable guess. This is Pat. I'm going to give you an educated guess of about five of them.

Charles Rhyee:
Five of them?  And you know when you talk of—you know, and I think, Steve, you mentioned about a lot of the interest has been—interest in the product has been growing at sort of a doubling speed here.  In that interest, how much of it do you find as coming at the Software-as-a-Service model versus maybe the traditional license model?

Steven Plochocki:
Well, it's difficult right now when you're taking a look at a lead.  You know, the bill was signed February 17th.  We've only had one full quarter since then to start calling [inaudible] the number of leads we've got and qualifying them into potential buyers.  So that's still way too early in terms of their decisions at this early stage to determine what kind of a model they're interested in.

Charles Rhyee:
Okay, thanks.  And the last question would be you know, obviously you have some higher level of spending ahead to prepare yourselves for this upcoming stimulus as it comes forward.  Is the number we saw in the first quarter, is that sort of indicative of a run rate that we should think about, or is there more expense that we should expect down the road or perhaps some of this rolls off?

Steven Plochocki:
Well, you know, it was always our intent, Charles, to add expenses as this entire situation was going to be unfolding.  You know the lack of certainty and clarity is something that we have to live within, and at least based on everything we know today, that won't be established until the end of this year.  We made the decision to move ahead.  We're not going to wait any longer.  We wanted to make these investments.  We think that timing is right for the investments.

There's a lot of activity going on, a lot of questions that are unanswered.  And we needed to get our buying market up to speed so that we could move them quickly once there's certainty and clarity established.

Charles Rhyee:
So then really, when is—when do you think we're going to sort of close this gap between higher expenses relative to the revenues?  Because it seems like the software revenues and NextGen, if I'm kind of backing into the numbers correctly where it may be down 5 or 6%, so is it like another couple quarters before we should kind of—

Steven Plochocki:	I think as we've said in our prepared statement, we said that we anticipate the growth beginning at the tail end of calendar year 2009 and growing at a sequential basis throughout 2010 and beyond.

Charles Rhyee:	Great. Thanks for the comments, guys.

Steven Plochocki:	Thank you, Charles.

Operator:	The next question comes from the line of Constantine Davides. Please state your company name, followed by your question.

Constantine Davides:
Yes, JMP Securities.  Pat, you mentioned, or somebody mentioned the purchasing the SaaS source code on the dental side.  And just wondering what your thoughts are on the EMR side.  Do you guys feel that you're near where you need to be with the SaaS offering that you have now?  Or I guess maybe generally if you can talk a little bit about what sort of R&D expenses you're making this year and maybe give us some sense for the product road map.

Patrick Cline:
Yes, this is Pat.  The architecture is something that we're relatively comfortable with.  We—in addition to our more recent SaaS announcement and offering and the pickup in SaaS interest—have had our software delivered using that architecture via the Internet with thin front ends to tens of thousands of physicians hosted by third parties or by hospitals and communities.  And the software performs in that environment, the web-based environment, very, very well.  Our expenses on a go-forward basis related to the product roadmap have to do a little bit with architecture but more so related to pay-for-performance and things that will help our customers take better advantage of the stimulus dollars and achieve the interoperability that they need to achieve to reach meaningful use and those kinds of things.  So interoperability, quality reporting, clinical metric reporting, prescribing—those kinds of things - are where the near-term investing is going on.

Constantine Davides:
All right.  And then just one follow-up on the community health center side, it sounds like that grant money is coming in.  Are you—can you just help us understand are you starting to see RFP activity accelerate there?  Or maybe can you just frame for us how big of an opportunity in the near term that might be?  Because it sounds like that's sort of the most accelerated aspect of what you might see and maybe help us understand the timeline there and the process a little bit better.

Patrick Cline:
Yes, it's tough to quantify the opportunity.  I can tell you that the total potential opportunity is probably between 2 and $3 billion.  But in order to achieve those types of levels, a lot of the dollars that are sort of unclear as to their direction would have to be directed to that segment.  The Medicaid—the large Medicaid groups could see dollars starting to flow in late 2010, that is, the last calendar quarter.  And based on what we know, the Medicaid program is looking at doing an upfront payment which might amount to a slightly over $20,000 per provider. And then, of course, Medicare kicking in, in 2011.

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There was a little over a billion dollars directed towards the community health centers, but unfortunately it isn't directed solely at healthcare information technology.  There are other things that those centers can, under the stimulus package, spend that money on.  So it's impossible, once again, to quantify.  We can tell you there's a heck of a lot more money in that market than there was.  And we can tell you that the interest level—and to get to part of your question, the level of RFPs are coming up significantly.  Our sales into that market seem to also be coming up quite a bit.  As you probably know, we lead that market.  So overall, we're optimistic about the market; but again, tough to quantify.

Constantine Davides:
Okay.  And then one last follow-up on revenue cycle and then I'll hop off.  But is the 6 million backlog number, which I think is what I heard, is that quoted in pipeline, or do you generally quote revenue cycle in pipeline?  And then secondly, can you just give us a sense of where margins go in that revenue line this year?  Thanks.

Patrick Cline:
Yes.  In the pipeline number, there is no revenue cycle revenue.  And on the margin, it's tough to give you accurate guidance.  We are working on the margin—on expanding the margin.  As was explained in the preamble, a lot of the investments are being made in getting customers moved over to the NextGen platform, and we're also pushing on realizing economies of  scale and ultimately integrating the acquisitions and a number of other things as we layer on revenue and have certain fixed expenses in the business.  Based on that alone, the margins should expand back to where they were, and we're confident beyond that.

Steven Plochocki:	Do we have any—are there further questions?

Operator:	The next question comes from the line of Donald Hooker. Please state your company name, followed by your question.

Donald Hooker:	Hey, good morning; it’s UBS. Yes, just a quick question, I think to Pat. I missed the number of salespeople. Did you add salespeople, or is it kind of flat for now?

Patrick Cline:	It stayed flat. We have added a couple of salespeople since the close of the quarter, though. So when we talk next, you should see the number come up a little bit.

Donald Hooker:
And you're kind of—I mean I guess—I mean just thinking ahead, I mean there's going to be a—I mean I think we're overall anticipating a bolus of business coming up here for you guys.  I mean is that an important metric to grow?  Where do you want that to go over the next, you know, year or two kind of to meet that demand, do you think?

Patrick Cline:
Yes.  We would like to be at 80 or maybe a little more than 80, as I've said, by the end of the fiscal year.  We're focusing first on quality, though, and then on quantity.  We've got another—in addition to the couple that we've just hired, we've got a couple of other people that we're looking at pretty seriously.  So you should—we hope to meet that goal.  Right now, we think it's important to make investments in addition to that area and other areas of the business, the implementation services, the support services, because it takes in those areas six months to train a new person.  And we hope to have them online, you know, within that kind of timeframe.

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But again on the sales side, we want to grow it, but we want to make sure that we're bringing on the right people and not just filling spaces.

Donald Hooker:	Yes, that's fair. So I guess these people are more experienced. They're going to hit the ground running, we probably should assume, right?

Patrick Cline:	Roughly, that's correct. That's the hope.

Donald Hooker:
Yes, and then just—I won't take too much more of your time.  But then that's your direct sales force.  Has there been any developments on the reseller side?  I mean is that still kind of a minor kind of channel for you?  I know this isn't a quarter that's a normal quarter.  It’s just kind of the lull before the storm, but—I mean is there any—is that reseller channel—what are you doing there?

Patrick Cline:	No big shift either way.

Donald Hooker:	I mean is that like 10% kind of—when you look out in '10, is that a big part of your strategy or not?

Patrick Cline:
It's an important part of our strategy with partners, as we've explained previously.  Like Siemens for example, they're an important partner, and Siemens customers are seeing demands in their communities on the ambulatory side.  So those types of partnerships and other reseller relationships are important to us.  But I don't see a big shift to—you know, such that more and more of our business moves in that direction.  I might guess that as our sales force, our own direct sales force that is, grows in size that the total percentage of reseller revenue might come down slightly; but again, nothing real material.

And to get to the other part of your question, I think reseller business has run somewhere in the order of 20% or a little bit less than that historically.

Donald Hooker:	Great. Well, thanks for the color and good luck with everything.

Patrick Cline:	You're welcome. Thank you.

Operator:	The next question comes from the line of Coret Torbin [ph]. Please state your company name followed by your question.

Coret Torbin:	Hi, William Blair and Company. Thanks for taking my question. Let me start with two housekeeping questions, if I could. Paul, did you mention what the hardware number was this quarter for revenue?

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Paul Holt:	No, I did not. It was a lower number, but we're just getting the final touches on our 10Q. So we expect to be able to get that out shortly so you can see a lot more detail.

Coret Torbin:	You're saying lower than Q1 or lower than last year?

Paul Holt:	Lower than last year.

Coret Torbin:	Lower than last year, okay. And then on the [inaudible] expense, can you give us—I got the absolute number, but can you give us the breakdown by expense line item?

Paul Holt:	You mean by COGS and SG&A, that sort of thing?

Coret Torbin:	Exactly.

Paul Holt:	Yes, that will be coming—that will also be coming out in our Q. I'd like to defer to that document, if I could.

Coret Torbin:
Okay, we'll wait for that.  Then just—on a couple things related to the business, if I could.  Paul, you mentioned that the backlog [inaudible] but now you had implemented business was up in the quarter.  Did you get an absolute number for that?

Paul Holt:
[Talkover] I did.  And just to be clear, that's not part of the pipeline numbers that we've—that Pat gave out today, and that's not any part of a pipeline number that we've given out historically.  But it is, I think, relevant when you talk about the revenue cycle management group as a whole.

Coret Torbin:	Got you. And what was the number again, if you could?

Paul Holt:	It was a $6 million—about a $6 million annual run rate.

Coret Torbin:	Okay, that was the 6 million; okay.

Paul Holt:	Yes.

Coret Torbin:
Got it.  And then finally, Steve, last quarter you mentioned that you guys were actively pursuing to expand the distributor channel and also seeking some new alliances like you have with Perot and Siemens and what not.  And I guess the question is could you just give us a quick update as to where that stands and when we should expect to see some additional announcements on that front.

Steven Plochocki:
Essentially what we were talking about was creating, you know, relationships that can help enhance our ability to penetrate the market at a quicker pace.  The example that Don gave earlier about our source code relationship with Planet DDS is one of those.  And we are working on several others right now.

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Coret Torbin:	And so is that something you expect to see here in the third quarter or before the end of the year—

Steven Plochocki:
[Talkover] Too difficult to predict the timing of these things.  But we are looking to continue to prepare ourselves for this next three- to five-year run.  I mean that's the game right now, is to make sure that we're in great shape to take on this movement over the next three to five years.

Coret Torbin:	Got it. Thank you.

Steven Plochocki:	You're welcome.

Operator:	And the next question comes from the line of George Hill. Please state your company name followed by your question.

George Hill:
Hey, George Hill from Leerink.  Thanks for taking the call.  Pat, I'm wondering if you can characterize to the best of your ability what the average customer looks like this quarter, I guess who the 60 deals that you sold and went to versus what you're seeing in the pipeline with respect to who the incoming requests are coming from a practice size perspective.  Also from a functionality perspective how many of these—the new perspective customers want to see the SaaS product versus the thick [ph] client product and just what the average deal trend should look like.

Patrick Cline:
Great question.  In the quarter under discussion, we did see a bit of a pickup at the lower end and a little bit more interest on the SaaS side.  Anecdotally—I can't once again nail this down, but anecdotally, probably about half or a little bit less than half of the people that express interest in the SaaS model initially might flip over to a software model, if that helps you gauge things at that lower end.

We saw a little bit of a slowdown, nothing again material, at the high end.  We saw the interest level pick up at the high end.  There's more, I think, in the pipeline on the high end that is seven-figure deals, but no huge shift.  We do think over the next maybe few quarters we could see a little bit more of a pickup at that higher end as some of the clarity that we've been talking about surrounding the meaningful use definition and the certification body and the certification criteria and those kinds of things is much more solid.

George Hill:	Okay, a brief follow-up then, because that's an interesting comment. What do you think is driving practices at the low end to want to switch from the SaaS-type offering to the thick client offering?

Patrick Cline:
I think it's a matter of dollars and cents.  At the low end, we charge $599 per provider per month.  And I think provided a practice can get adequate financing based on where interest rates are, based on the cost of purchasing licenses and purchasing hardware, if you do a five-year return on investment analysis and then take it a little bit beyond five and maybe go to six or seven which is more accurately reflecting the life of these kinds of systems, it becomes pretty clear that it's more economical to purchase the software.

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Now if either the credit is not available or people don't choose to make the upfront capital expenditure, the Software-as-a-Service is a terrific model; or if they are not quite as comfortable making the upfront purchase.

George Hill:
Okay.  I'm sorry, then I'm going to have to follow-up with one last one.  So then can you remind us again what is the ASP right now on the thick client product for the EMR and the combined product and what's the pricing environment looking like?

Patrick Cline:	Five ninety-nine per provider per month for either one of our products; that would be the practice management system or the EHR; 799 for both.

George Hill:	Okay, and how about the thick client, the software part?

Patrick Cline:
The thick—the software purchase gets a little more complicated.  There is a practice license that's about $20,000 and then a per provider/per product price of about $10,000.  And then when purchased together, there's a bundled EHR/ practice management price of $15,000.  So a solo doc would see a retail price tag of about 35,000 on the software side.  And of course there are, like our competitors, optional charges for interfaces and certain other ancillary modules.

George Hill:	Okay, I appreciate the color. Thank you.

Patrick Cline:	You're welcome.

Operator:	The next question comes from the line of Anthony Vendetti. Please state your company name, followed by your question.

Anthony Vendetti:
Thanks, Maxim Group.  Since we're talking about pricing, maybe follow-up on the RCM.  The gross margin for that was a little bit lower, as you said, as you're ramping up that business.  Can you talk about the pricing strategy for that and how you intend to get that gross margin back up over 30%?

Patrick Cline:
The pricing structure tends to be a percentage of collections model.  I'd rather not disclose our strategy, that is trending, whether we're going to be moving to a higher percentage or lower percentage or those kinds of things.  And the margin improvement we think comes, once again, from layering additional revenue on top of a lot of fixed expense, getting through initial implementation expenses on some of these large accounts that we've signed, realizing economy as a scale, integrating acquisitions, and some other things.

Anthony Vendetti:	So the implementation fees associated with that, you're absorbing most of that cost or all of that cost?

Patrick Cline:
When it comes to switching to NextGen platforms—because the companies that we acquired used competitive software, so when we're changing customers from a competitor's product over to NextGen product, that is something that we bear the expense for.  And that's a multi-year process, not something we're going to get done or absorb expense-wise in any given quarter or two.  But it's a longer-term thing.  And then certainly as you sign new large accounts, there are some initial expenses.  If you're charging on a percentage of collections basis, you need to get systems up and going, train customers, do their billing.  And once the customer collects, then you can invoice the customer and recognize revenue.  So expense leads revenue in that market to an extent, even if you are charging for certain training and those kinds of services.

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Anthony Vendetti:
Okay.  And on the guarantee front, I know you mentioned this last quarter.  You said you signed up a couple of deals that provide a guarantee that you'll meet meaningful use criteria when they finally do come out.  Any follow-up on that?  Is that translated into more sales, or are customers really not focused on that?

Patrick Cline:
Customers are, I think, increasingly focused on it, and so are consultants.  We're seeing more consultants in the industry ask for it in customer contracts or ask about our policy.  I think once again that has to do with the market becoming a little bit more educated.  Not only have we made an announcement of our money back guarantee, but one of two of our competitors have done the same.  And it's something that I think is becoming a little more commonplace so more and more customers are interested in it.  I think it has helped us make a couple of sales that we might have not otherwise made.

Anthony Vendetti:
Okay.  And lastly on the distributor front, obviously Siemens and Perot and there's been some discussion there.  Do you think that that's necessary to increase that network?  I know it's about 20% or a little less than 20% of sales.  But in order to get access to the smaller physicians, do you think with your current distributor network, and let's say you ramp up to over 80 salespeople, do you feel that that's enough, or you are actively looking for other [inaudible]?

Patrick Cline:
We are pursing other relationships.  We don't want to just add a sales channel of small companies to go out and sell into their community, but more of the strategic partnership type of nature.  I wouldn't characterize it as necessary based on the way you phrased your question, but it may be desirable based on terms and market coverage which is why we are pursuing those kinds of things.

The difficulty is achieving the right partnership with the right organization, somebody that not only has the feed on the street, so to speak, but is also quality-oriented and will represent the product well, where the economics work and many other things work at the same time.  So maybe desirable; not necessary.  We're optimistic relative to the future and our ability to sell into the market.  We're happy with the way the interest is picking up.  So I don't see it as a critical path item, but something that would—I guess I'd characterize as icing on the cake.

Anthony Vendetti:
Okay.  And just lastly you talked about—I think Steve talked about the meaningful use and, you know, the timeline for that.  Can you just remind us, Steve, what you think the certification process is going to be and how that's going to differ from the meaningful use and sort of the timing of that, whether there's going to be different bodies involved in that?  What's your sort of sense on how that's going to roll out?

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Steven Plochocki:
Well, we had a meeting just yesterday with our government liaison personnel.  And it changes daily.  The information I provided in terms of a macro view that meaningful use will be published for final comment by year end and will be fully adopted by April is probably going to occur.  And then, of course, the certification process is going through a number of iterations.  One most recently is that there may be multiple certifying bodies, CCHIT being one of those, and then others; but none of that has been defined yet.  At that very same meeting, one of Mr. Blumenthal's [ph] people spoke to ourselves and others and said, "We know we froze the market with the lack of clarification and lack of certainty.  It wasn't our intention, but we're moving as quickly as possible."

So, we think those timelines are correct.  We think that it will be—as we have said since February that rolling into 2010, there will be certainty and clarity, and thereby the buying market will no longer have any reasons not to move ahead.  That's really what we're looking for.  The five years of the stimulus plan where the government wants the remaining 80% of the market to become electronic; but if you look back, it took eight years to get the first 20% done.  The opportunities for us are just enormous.  And that's why we're making the investments we're making today.  And we will make further investments to make sure that we get more than our fair share of that market growth.

Anthony Vendetti:	Okay, great. Thank you.

Operator:	The next question comes from the line of Bret Jones. Please state your company name, followed by your question.

Bret Jones:
Hi, Bret Jones at Brean Murray.  Pat, I was just wondering if you—when you were referring to this difference between the SaaS deals and the—or the preference for SaaS deals versus licensed deals, I was wondering which model you guys prefer and which one you're pushing for clients to adopt.

Patrick Cline:
We don't have a strong preference either way.  I think I can tell you that if all of the interest came in one month or one quarter on the SAAS model, we would deal with that; We would cope with it, and we would need to communicate with the people that follow the Company and write on the Company accordingly.  But we, as I've mentioned on prior calls, have strategically felt that we want to increase the Company's recurring, visible revenue and profit over time.  So a SaaS model is something that we don't shy away from.

On the other hand, relative to near-term revenue expectations, near-term profitability and carry costs and those types of things, we still have our license model as our primary model.  We try not, in other words, to go out and shift somebody who's interested in one model over to the other model, but kind of take it as it comes, hopefully having our sales reflect what the market wants and hopefully doing what's right for the customer.

Bret Jones:
Okay.  I guess when I heard you talking about the ROI, it sounded almost as if you were trying to educate the market in terms of which one's a better economic deal for the provider.  And obviously the flip side of that, if it's a better economic deal for the provider it's the worst economic deal for you?

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Patrick Cline:
Yes, I would say that it's more of a defensive posture and an education process, that is customers as they're purchasing or just prior to purchasing very often, usually ask us hey, what would it look like this way, what would it look like that way.  And so they'll ask us to spreadsheet it for them and help them with their modeling and things.  And that's something our salespeople are trained to do.

Certainly in the very long term, the SAAS model is better for our Company.  It's a model that has our customers essentially paying us forever on a monthly basis rather than a one-time license fee recognition and maintenance.  So again, what's better for the Company really depends on whether you take a near-term view or a long-term view.

Bret Jones:	Okay. Yes, I was just trying to figure out which view you guys are approaching it from. But it sounds balanced.

Patrick Cline:	We think so.

Bret Jones:
Okay.  Just one more question then on the stimulus and how you view that relative to Stark, whether it supersedes the impact of Stark.  Is that—you know I would imagine it would.  And relative to that, what does that say about your partnership with Siemens?  Does that sort of diminish the relevance of that partnership with Siemens?  Are Stark-related deals are losing importance in the market as physicians practices are just utilizing the stimulus package to buy EMRs for themselves?

Patrick Cline:
To the first part of the question, I do think that the stimulus package has, as you put it, superseded to some extent the Stark relaxation and the impact—positive impact to our business based upon the relaxation of Stark.  And that is, as I think I may have mentioned on the prior calls, some folks say well gee, if the government is going to be paying people to use these systems, why should we.  And we have seen some of our hospital accounts that were purchasing for their community practice based on the Stark relaxation ratchet that back either entirely or on a percentage basis.

To the second part of your question, that is relative to Siemens, no, we don't think it minimizes the importance or quality of the relationship and the outcomes.  Siemens is in many, many hospitals, as you know, nationally and internationally.  And there are communities of physicians surrounding those hospitals that will be seeing stimulus dollars.  And those physicians still need to achieve in their communities interoperability and that very often can start with interoperability not only amongst themselves but with hospitals and other constituents.  And Siemens customers do come to Siemens looking for advice in that area.  So I don't think that the Siemens business has or will fall off.

Bret Jones:	All right, great. Thank you.

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Patrick Cline:	You're welcome.

Operator:	The next question comes from the line of Frank Sparacino. Please state your company name, followed by your question.

Frank Sparacino:
First Analysis.  Just one question, Steve or Pat, just following up.  I think Steve you had made a comment around the policy committee meeting a few weeks back.  I mean is it fair to say that there's more indecision at this time and it's a tougher selling environment?  You know, if we sort of exclude what is happening from a community health center marketplace, is that a fair conclusion as to the state of the market may be short-term expectations around sales?

Steven Plochocki:
Well, I think the way to look at it is that, you know, people entering the market around the stimulus dollars clearly want to make sure that beginning in 2011 that they're going to have an electronic medical record that's meaningful and certified.  And until there's absolute clarity and certainty on that, this is the hesitancy we're talking about, I mean this many deals that we're vendor of choice on that people are waiting for these final determinations to take place.

So that's the situation we're caught up in.  But we know that that will be remedied.  We know that there's timelines set to remedy that and that the upside, beginning in 2010 and beyond, is enormous for our Company and for the sector.

Patrick Cline:
To follow on, this is Pat, I think it's somewhat balanced.  I think that the market is a little bit tougher in some respects in that competition is reducing pricing a little bit more and there are more competitors coming into the market.  There's more money being spent, not only by us but by our competitors.  The freeze that we've talked, or the slowdown that we talked about, all of those things create headwinds.  However, as we've also discussed, there's a lot of tailwinds here as well.  And once again, it really becomes a timing issue.

Frank Sparacino:	Thank you, guys.

Steven Plochocki:	You're welcome.

Patrick Cline:	Thank you.

Operator:	The next question comes from the line of Leo Carpio. Please state your company name, followed by your question.

Leo Carpio:
Good morning.  It's Leo Carpio with Caris and Company.  I have a couple of quick questions.  First, regarding the difference in the EPS, could you quantify how much of that EPS was for these preparation costs as of staff buildups and sales?

Paul Holt:
Yes.  This is Paul.  If you look at our total SG&A compared to last quarter, you'll see it's up about $2.1 million.  And not all of that is related to this buildup, but a good portion of it is.  And that translates into, you know, around $0.03 to $0.04.

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Leo Carpio:
Okay.  And then turning over to the pause in sales, is any of it influenced by the potential Obama healthcare reform, or is it just strictly all on the concerns over the certification process and meaningful use?

Patrick Cline:
We don't think there's a lot of stall coming from the recent healthcare reform discussion.  We think overall the healthcare reform situation will be positive for the Company.  We think physician reimbursement will increasingly be based on quality and reporting quality and clinical metrics.  And in order to do that effectively, physicians need systems.  And part of the healthcare reform discussion in Washington has been of penetration of electronic health records by the year 2012, more than doubling current adoption, and those kinds of discussions.  So we don't think there's a lot of bad news in the discussion or stall coming out of the discussion.  But of course, nobody knows exactly what healthcare reform means or will be.  So it's very difficult to say ultimately whether it's going to help us or hurt us.

Leo Carpio:
Okay.  So if I'm understanding you correctly, at this moment it's just most fully meaningful use, certification, and then a little bit of the economy that's causing the physicians to hesitate a little bit on putting their orders in?

Patrick Cline:	I think that's basically the case.

Leo Carpio:
Okay.  And then lastly on terms of competition, you mentioned that you're seeing more competitors.  Anyone in particular that's emerged as a new competitor, or is it just the smaller mom-and-pop shops that are still fighting on, or is just the established players?

Patrick Cline:
No, we are seeing more competitors come into this space.  It seems like we're hearing about a new company or a new competitor every couple of days.  The smaller ma-and-pa shops, I heard about another one yesterday, a company that I had never heard of before.  I wouldn't call them real competitors at this point, but just, you know it’s kind of more noise in the marketplace.  Existing competitors, no big change there.

Leo Carpio:
Okay.  And lastly, sorry to beat the dead horse on meaningful use, the committee's met a couple of times, and they seem to be progressively lowering the bar on the requirements.  Is there any threshold or bar at which point you think it's just way too low?

Patrick Cline:
Yes.  Those of us with very powerful feature-rich systems want to set the bar pretty high.  We think we lead the market relative to interoperability, and clinical and metric reporting, and pay-per-performance, and many other areas.  So our goal is to help the government to understand that the bar ought to be pretty high.  And obviously, the ma-and-pa shops that we just talked about, new entrants in the market, their goal is to lower the bar and lower the certification criteria and say well gee, you know, if I only do E-prescribing, can I call that an electronic health record and can we get certification just for that.  Or if I only do certain clinical reporting, can we get certification for that.  And I think we have to as a nation kind of take a step back and look at what are we trying to achieve here and what helps us with the huge healthcare cost burden that this country has and what helps us to truly improve quality.  And that's the more comprehensive certification and setting the bar relative to meaningful use pretty high.

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Leo Carpio:
Okay.  I think you raised a point.  I think it was in a proposal of certification is a potential certification on modules as like, for example, an E-prescribing module and so forth.  How would that impact you, if they try to embrace that approach?

Patrick Cline:
Well, I don't think it will impact us a heck of a lot.  I see it as more of a nuisance and more—because I don't believe that the government will put out the maximum stimulus dollars for a physician that's just doing E-prescribing and ignoring interoperability and ignoring quality reporting and paying for performance.  Again, reimbursement we think is going to be increasingly based on quality and achieving certain quality metrics, starting with reporting, but then achieving.  And E-prescribing, while it's terrific and does help and can help reduce errors, is not the end game.  And I believe physicians see that and will see through it and all these companies that say hey, start with E-prescribing and by the time you're ready for more we'll build it, I don't think are going to do very well in our marketplace.

Leo Carpio:	Okay. Well, thank you for answering my questions.

Patrick Cline:	You're welcome.

Operator:	The next question comes from the line of Jamie Stockton. Please state your company name, followed by your question.

Jamie Stockton:
Hi, thanks for taking my question.  It's Jamie Stockton at Morgan Keegan.  Pat, when you look at physicians that have already rolled out some of your EHR functionality and you look at the criteria for meaningful use that have been outlined thus far, what do you think the incremental potential with those existing EHR customers looks like?

Patrick Cline:
Boy, once again, great question; almost impossible to quantify.  I think there is a little bit of opportunity there.  But our systems as they're delivered are pretty darn comprehensive.  So there are additional products that those customers may be interested in to make the achievement of meaningful use a little bit easier on them or adding components to, for example, be able to better communicate and exchange data with their patients electronically.  We have those offerings that are not very well penetrated into our customer base.  But by and large, most of our customers have what they need to achieve meaningful use.

Jamie Stockton:
And most of them have a patient portal or—you know, again these are some of the things that look like they're going to fall more into the third year of adoption with something like a patient portal, something like, you know, having that lab interfacement in place.

Patrick Cline:
Yes, I think those are the kinds of things that our customers will perhaps add on in the future.  But it's once again, tough for me to quantify not knowing exactly what the criteria will be and what the definition will be, whether it's simply a portal or whether that portal has to have the ability to securely communicate certain types of forms or gather certain information, self history and other clinical metrics related to treatment.  So for example, if a patient is diabetic, will the clinical portal be responsible for taking glucose levels and, you know, certain daily readings based on some disease state or issues.  Or is it just a, you know, sort of a secure email type of portal.  But all of those things can be achieved.  We've got products for all of those things, and we'll just have to wait and see again what meaningful use and what the certification criteria turns up.

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Jamie Stockton:
Okay.  And then my only other question was somewhat along those lines.  And it's with your community health solution.  You know, that's a product that it doesn't look like a lot of your competitors have.  You know, having physicians be a part of a health information exchange within their community looks like it's something, you know, that’s going to be required probably in the third year of adoption.  Have you seen more interest in that product lately?

Patrick Cline:
We have.  We've seen tremendous interest in the product.  It is a significant competitive advantage for us at this point.  But however as you pointed out, if that type of interoperability is not required for a number of years, realistically our competitors will work hard to develop those kinds of things.  A lot of them are out there telling prospects that they have them today, which is somewhat interesting to me.  But yes, so right now, there is a tremendous amount of interest.  We're very proud of the product and what our customers are doing with the product.  But in the long term, I think some of our competitors will work hard to catch up.

Jamie Stockton:	How many communities are you in today with that, roughly?

Patrick Cline:	I don't know the exact answer, but I'm going to give you a guess that it's between 40 and 50.

Jamie Stockton:	All right. I appreciate it. Thanks.

Patrick Cline:	You're welcome.

Operator:	The next question comes from the line of Mohan Naidu. Please state your company name, followed by your question.

Michael Jaffe:	Michael Jaffe for Mohan Naidu. Thanks for taking my question. I was wondering if I can get a little bit more clarity on new hires, the 31 FTEs that were hired in this quarter.

Paul Holt:
No, that would be 37 FTEs and they were pretty well spread amongst all the areas that we mentioned—marketing, sales and marketing implementation, development.  Pat may be able to add a little bit of color on that, too.

Patrick Cline:
Yes.  As I mentioned on the implementation and service and support sides, it takes six months or more to train people to a level of effectiveness.  So if you anticipate business coming six or nine months from now, you want to start hiring those people about now and getting them up to speed.  We talked about the couple of salespeople; Steve talked about the marketing people.

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On the software side, as I mentioned, if you think about our product roadmap and what we're doing relative to interoperability, pay-per-performance, quality metric reporting to keep our products ahead of our competition, once again you can see that we're hiring in just about every area of the company.  And when you hire core software developers, you also need to test your software and document your software.  And so it's not just hiring a software developer.  There are other areas of the company that you need to build up, as well.

Michael Jaffe:	All right. Thanks a lot for [inaudible].

Patrick Cline:	You're welcome.

Operator:	Our next question comes from the line of Gene Mannheimer. Please state your company name followed by your question.

Gene Mannheimer:	Hi, it's Gene Mannheimer with Auriga. Two things. First, Pat, you mentioned a $90 million pipeline. Could you just remind us how that compares with the last couple of quarters?

Patrick Cline:
Yes, it's up I think about—I don't have the number in front of me from the last call but I think I recall it’s about 85 million.  So that was picked up, I think a slight pickup, over the prior quarter.  So it's I think a meaningful uptick in interest.

Gene Mannheimer:
Okay.  And so given the stimulus, do you expect it might trend up over the next couple of quarters?  You mentioned the six to nine months citing an increase in demand.  Is that the way we should think about it?

Patrick Cline:
Well, I'm hesitant to guide you one place or another on pipeline.  We may very well see a big uptick now and then something that gets flat.  But at the same time, we might see an increase in the closure rate.  So stay tuned.  I just don't know how to give you guidance on that.  I wish I did, Gene.

Gene Mannheimer:
No problem.  And this is, I guess, for Steve or Pat.  Steve actually, your comment on multiple accreditation agencies beyond CCHIT, you know clearly NextGen is CCHIT certified, so there's an obvious expectation that you'll also meet the HHS certification when that is defined.  But is there some type of GAAP certification measure that you will first need to satisfy to fill any potential holes in CCHIT?  Hopefully, I'm clear on that.

Steven Plochocki:
Well, we are CCHIT accredited.  So if there's any holes there, we've filled them, obviously.  The key is going to be how in depth are the 22 objectives for meaningful use going to go.  And the push and pull that's going on right now in terms of—that has led the discussion about multiple certification bodies.  You know, as Pat stated earlier want the standard tide because we have a robust feature-rich system that they can satisfy in.  But there's many groups out in Washington that don't have the same types of capabilities.  So they obviously want the standard set lower.  So this push and pull is going on right now.  And at some point, according to I think what we said earlier in our prepared statements, at some point in August, they're going to have to pick some kind of certification process.  And then of course in the fall, roll out the, you know, the proposals in terms of meeting those.

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So we don't know yet.  This information we learned was just yesterday, and it came out of some of the more recent discussions.

Gene Mannheimer:	Okay, thank you.

Operator:	The next question comes from the line of Richard Close. Please state your company name followed by your question.

Richard Close:
Yes, Jeffries and Company; Richard Close here.  Just curious with respect to the 37 individuals that you did hire in the quarter.  It sounds as though from a sales standpoint, system sales and the pipeline, that you don't necessarily expect much improvement in closing deals for the—you know, the remainder of this calendar year.  But I'm trying to get a feel of whether the 37 people are enough currently or do you expect to add from here, you know, on top of that 37 over the remaining months of this year.

Patrick Cline:
This is Pat.  I think the hope is that we will see an increase in systems sales in the coming quarters.  Once again, I want to be careful not to give you guidance in that area, but we are hopeful.  We hope that as we see clarity with some of the things that we've talked about that the close rate does increase.

Now on the 37, as I've mentioned, we've added a couple of salespeople.  We think we're about to add maybe a couple additional salespeople.  And I think you'll see us continue to make investments across other areas of the Company.  But I think I can say that the rate of our doing so should slow here in the next quarter or two.

Richard Close:
Okay.  And then the people that you're bringing in I would assume that there's going to be greater competition for quality people based on an expected increase level in demand.  How would you characterize the people that you're seeing and interviewing and hiring?  Are they new to healthcare?  Will they require more training, more education?  Any feedback on that front?  And maybe thoughts on building the bench on a go-forward basis, how much effort is it going to cost you guys, time and effort to get those people up to where they need to be?

Patrick Cline:
I do think it stands to reason that as the market heats up and as the stimulus dollars begin to flow and as competitor’s ramp that there will be more competition for good quality people.  But NextGen is a very well-respected company.  We've got great products and good service quality and things.  So we're a company that a lot of people would like to work for.  So we still see a stream of resumes of experienced, good quality people.  And to date, haven't experienced an issue with wanting to go out and hire and not being able to find good people.

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To the part of the question relative to our effort or expenditures to get our people up to speed or additional education or those kinds of things, no, I don't think we'll see any swing.

Richard Close:
Okay.  And then final question with respect to the pipeline.  I think in past quarters, Pat, you've talked about not wanting the pipeline to get too big, that that was somewhat of a negative—or maybe not necessarily a negative.  But you'd like it much more manageable.  Maybe thoughts in or around where the pipeline is today versus where it was, you know, several quarters ago and where do you see the pipeline wanting it to max out?

Patrick Cline:
Well, I don't think I want to see the pipeline maxed out.  I think one of the ways I like to look at it is pipeline per sales rep.  So if I added five sales reps, I'd like to see a proportional percentage increase in the pipeline.  Now with that said, if next quarter we close the entirety of the pipeline, I wouldn't be complaining, you know, reporting $90 million in system sales and having a very small pipeline, either.  I'd be throwing a lot of marketing efforts to replenish the pipeline.

But I think where I've commented in the past that I'd like to see that pipeline come down a little bit was relative to closing a lot more business in the pipeline.  So to the extent we can close more successfully those deals that are in the pipeline, I don't mind seeing it come down a little while.

Richard Close:
Okay.  And then just follow-up to that.  So the increase in pipeline that we've seen over the last couple of quarters, would you characterize that as those deals that haven't closed or a higher level of interest?

Patrick Cline:
I think it's a higher level of interest.  I think it's directly proportional to maybe a little bit less than the number of web lead hits that we're seeing, web leads that are coming in, interest from—whether its trade shows or other marketing campaigns.  The tracking that we routinely do shows us that the interest level is up, and I think that initial interest level is just translating into real pipeline, which is deals that we think that we've got a 50% or better shot of closing in the relatively near-term 120-day period.

Richard Close:	All right, thank you.

Patrick Cline:	You're welcome.

Steven Plochocki:	We'll take one more question, Operator.

Operator:	Your last question, sir, comes from the line of Atif Rahim. Please state your company name followed by your question.

Atif Rahim:
Thanks, it's Atif Rahim, JP Morgan, just slipped in there.  Thanks guys.  Question on the Fairly Qualified Health Centers.  Donn, I think you mentioned there were five joint sales to those FQHCs.  Could you perhaps describe in detail on what the average deal size or what the range of deal size was there?  And I have a follow-up related to that.

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Donn Neufeld:
Yes, actually these were joint sales, so they included, you know, both the EPM, EMR and the QSI dental record for that.  So the dental portion tends to be probably in the order of 10% to 15% of those sales.  And by memory here, they range from around 100,000 up to several hundred thousand.  I forget exactly the numbers, but the ones that we were involved in ranged in that range.

Atif Rahim:
Okay.  And then as we look out to the opportunity going forward with the FQHCs, is that kind of a good—you know, that 100,000 to several hundred thousand—is that a good proxy to be using for the opportunity that's out there?  I'm just trying to see if the funds that they're getting are they thinking of allocating to a similar amount towards healthcare IT, or do you think the amounts will be different?

Steven Plochocki:
This is Steve.  The Federally Qualified System, just to do a little background on it, you know, about 1,200 operating units.  They've put their grant request in by June 2nd.  They're now learning in July what amounts of money will be allocated towards them.  We're not clear yet on what percentage of them are receiving the full allocation of their requests.  But we are learning that it's going to operate in somewhat of a debit account and they'll have up to two years to utilize the money.

But we right now in July, if they are receiving this information, we are starting to learn about who's getting what and how they're going to allocate the money to the market in terms of how they'll use it.  So we are in such the early stages of this when you consider the fact they have two years to use it, and they are just now learning what amounts they're receiving.  So it's a mixed bag.  It's a mixed bag.

Atif Rahim:	Okay. And then just to be clear, the five that didn't sign [inaudible] during the June quarter, that was not part of a stimulus-related grant, was it?

Patrick Cline:
I think—this is Pat.  I think we executed more agreements in the Federally Qualified health space than five.  Five was the number of combination medical and dental deals, though I don't off the top of my head know exactly the number of community health clinic deals signed.  They were a higher  number than that.  I'm sorry, repeat the question?

Atif Rahim:
No, that was the question.  You know, I guess what the potential opportunity was around that.  And I guess if I was to ask a different question related to that, in your pipeline as you look out to the 90 million, is there any way you could elaborate on how much of that is related to the FQHCs?

Patrick Cline:
No, unfortunately I can't.  We try not to split that out on these calls, and I don't have the information in front of me anyway.  Oh, I recall the other part of your question.  You wanted to know if any of the deals that we did sign last quarter were funded based on the stimulus.

Atif Rahim:	Oh, that's right.

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Patrick Cline:
And I think there were a couple of customers that executed because they had just been notified that they were going to be the recipients of a certain amount of money.  But the notifications just started to come out the last day or two of the quarter.  I think most of the clinics started to get their notifications in the current quarter.

Atif Rahim:	Okay, got it. Thanks very much, I appreciate the color.

Speaker:	Thank you.

Patrick Cline:	You're welcome.

Steven Plochocki:
Okay.  Just in closing, one, we want to make sure that this Company is properly prepared for what is going to be a three- to five-year run as the market moves towards 100% accountability and paperless electronic methods.  We're making the right investments to prepare for that.  We realize that there's going to be a lot of competition and a lot of work to do in a going-forward basis.  And we want everyone to understand and feel comfortable of the fact that we're making the right moves, the right adjustments in preparation for that.

The solutions to the definitions and certification will be concluded within the next couple of quarters, as attested to by Mr. Blumenthal and as have been signed into law that they have to have done by December 31st.  The run that starts from December 31st forward will be unprecedented in this sector and may be unprecedented in terms of American business, when you consider the amounts of money that are allocated towards this movement.

So we are excited, we are bullish, we are preparing properly.  And we want you to feel very comfortable with the fact that we're going to be an enormous—we're going to have an enormous impact from this next three- to five-year run.

So we thank you all for your support, and we look forward to speaking to you again in the future.  Thank you.

Operator:	Ladies and gentlemen, this concludes the 2010 First Quarter Results Conference Call. Thank you for participating. You may now disconnect.
END

                                                Quality Systems, Inc.                                                                                          Page 23                                                                                                                         7/30/2009